AMENDMENT NO. 1 TO
                            TRANSFER AGENCY AGREEMENT

     This Amendment ("Amendment") is made as of July 24, 2002 between the registered investment companies specified in Schedule A, each a Maryland corporation (each individually referred to as "Company"), having a principal office and place of business at 4530 East Monaco Street, Denver, Colorado 80237, and INVESCO FUNDS GROUP, INC., a Delaware corporation, having its principal place of business at 4530 East Monaco Street, Denver, CoIorado 80237 (the "Transfer Agent"). The parties hereby amend the Transfer Agency Agreement dated as of June 1, 2000 ("Agreement"), as set forth below. Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

     WHEREAS, the Bank Secrecy Act, as amended by the USA PATRIOT Act, requires the Company to develop and implement and institute an anti-money laundering program ("AML Program"); and

     WHEREAS, the Company has adopted the AML Program set forth in Schedule 1 hereto; and

     WHEREAS, the Transfer Agent processes investor account applications, approves and qualifies prospective investors, accepts investor funds, and/or services investor accounts; and

     WHEREAS,   the  Company   wishes  to  delegate   certain   aspects  of  the
implementation and operation of the Company's AML Program to the Transfer Agent; and

     WHEREAS, the Transfer Agent desires to accept such delegation.

     NOW THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties agree as follows:

     1. DELEGATION. The Company hereby delegates to the Transfer Agent responsibility for the implementation and operation of the following policies and procedures in connection with the Company's AML Program:
          (i) customer identification procedures; (ii) monitoring accounts and identifying high risk accounts; (iii) policies and procedures for reliance on third parties; (iv) policies and procedures for correspondent accounts for foreign financial institutions and for private banking accounts for non-U.S. persons; (v) no cash policy;
          (vi) detecting and reporting suspicious activity; and (vii) all related recordkeeping requirements, and the Transfer Agent accepts such delegation. The Transfer Agent further agrees to cooperate with the Company's AML Compliance Officer and with INVESCO Distributors, Inc., the distributor of the Company's Shares (the "Distributor") in the performance of the Transfer Agent's responsibilities under the AML Program.

     2. THE AML PROGRAM. The Transfer Agent hereby represents and warrants that the Transfer Agent has received a copy of the Company's AML Program and undertakes to perform all responsibilities imposed on the Transfer Agent as a "Service Provider" thereunder. The Company hereby agrees to provide to the Transfer Agent any amendment(s) to the AML Program promptly after adoption of any such amendment(s) by the Company.

     3. CONSENT TO EXAMINATION. The Transfer Agent hereby consents to: (a) provide to federal examination authorities information and records relating to the AML Program maintained by the Transfer Agent ; and (b) the inspection of the Transfer Agent by federal examination authorities for purposes of the AML Program.

     4. ANTI-MONEY LAUNDERING PROGRAM. The Transfer Agent hereby represents and warrants that the Transfer Agent has implemented and enforces an anti-money laundering program ("AMLP") that complies with laws, regulations and regulatory guidance applicable to the Company and the Transfer Agent, and includes, at a minimum:

               a.   customer identification procedures;

               b.   due  diligence  policies  for  correspondent   accounts  for
                    foreign financial institutions and for private banking accounts for non-U.S. persons;

               c. reasonable internal procedures and controls to detect and report suspicious activities;

               d.   monitoring accounts and identifying high-risk accounts;

               e. a compliance officer or committee with responsibility for implementing the anti-money laundering program;

               f. employee training, including that: (i) new employees receive AML training upon the commencement of their employment; and
                    (ii) existing employees receive AML training at the time such employees assume duties that bring them into contact with possible money laundering activities;

               g.   an independent audit function; and

               h.   recordkeeping requirements.

     5. DELIVERY OF DOCUMENTS. The Transfer Agent agrees to furnish to the Company the following documents:

               a. a copy of the Transfer Agent's AMLP as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

               b. a copy of any deficiency letter sent by federal examination authorities concerning the Transfer Agent's AMLP; and

               c. no less frequently than annually, a report on the Transfer Agent's AMLP that includes a certification to the Company concerning the Transfer Agent's implementation of, and ongoing compliance with, its AMLP and a copy of any audit report prepared with respect to the Transfer Agent's AMLP.

     6. REPORTS. The Transfer Agent will provide periodic reports concerning the Transfer Agent's compliance with the Transfer Agent's AMLP and/or the Company's AML Program at such times as may be reasonably requested by the Company's Board of Directors or Anti-Money Laundering Compliance Officer.

     7. MISCELLANEOUS. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective corporate officers thereunder duly authorized as of the day and year first above written.


                                                COMPANY (Listed in Schedule A)


                                            By:   /s/Mark H. Williamson
                                                  ------------------------------
                                                  Mark H. Williamson, President

         ATTEST:


         /s/Glen A. Payne
         ------------------------
         Glen A. Payne, Secretary


                                                INVESCO FUNDS GROUP, INC.
                                                (Transfer Agent)


                                                By:   /s/Ronald L. Grooms
                                                  ------------------------------
                                                      Ronald L. Grooms
                                                      Senior Vice President


         ATTEST:


         /s/Glen A. Payne
         ------------------------
         Glen A. Payne, Secretary